Exhibit 99.(g)(1)

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT, as amended and restated, made as of this 17th day of March, 2026 by and between Morgan Stanley Private Markets and Alternatives Fund, a Delaware statutory trust (the “Fund”), and iCapital Fund Advisors LLC, a Delaware limited liability company (the “Adviser”).

1.	Duties of Adviser.

(a)  The Fund hereby engages the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the board of trustees of the Fund (collectively, the “Board of Trustees” or the “Trustees” and each member, a “Trustee”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Fund’s Private Placement Memorandum, dated June 23, 2025, as the same may be amended from time to time, and, in any registration statements filed by the Fund with the Securities and Exchange Commission (the “SEC”); (ii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s organizational documents, as the same may be amended or superseded from time to time; and (iii) in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”) and such policies and instructions as the Board of Trustees may establish.

Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, source, research, evaluate and negotiate the structure of the investments made by the Fund; (iii) monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Fund and its portfolio companies, as required. The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to directly or indirectly (including through any subsidiary of the Fund (a “Subsidiary”)) incur indebtedness, the Adviser will arrange for such incurrence on the Fund’s behalf, subject to the oversight of the Board of Trustees. If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a Subsidiary or other special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such Subsidiary or other special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the 1940 Act. The authority of the Adviser conferred pursuant to this Agreement shall apply equally in respect of any controlled Subsidiary of the Fund.

(b)  The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)  The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Adviser and the Fund. The Adviser shall be responsible for any compensation payable to any Sub-Adviser. Nothing in this subsection 2(c) will obligate the Adviser to pay any expenses that are the expenses of the Fund under Section 3 hereof. Any sub-advisory agreement entered into by the Adviser shall be subject to approval by the Board of Trustees as required by Section 15 of the 1940 Act and shall otherwise be in accordance with the requirements of the 1940 Act and other applicable federal and state law.

(d)  The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(e)  The Adviser shall keep and preserve for the period required by the 1940 Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records in accordance with Section 31(a) of the 1940 Act with respect to the Fund’s portfolio transactions and shall render to the Fund’s Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request, provided that the Adviser may retain a copy of such records.

(f)  The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2. Portfolio Transactions.

(a)  The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b)  The Adviser may select affiliates of the Adviser as brokers or dealers in connection with purchase and sale transactions for the Fund. The Fund understands that such affiliates may provide execution services relative to the purchase and/or sale of securities for the Fund, provided that any such affiliate of the Adviser discloses at least annually, and as may be required under the Fund’s Rule 17e-1 Procedures, as amended from time to time with notice to the Adviser (the “Procedures”), the amount of the commission it has received. By executing this Agreement, the Fund authorizes an affiliate of the Adviser to effect securities transactions on behalf of the Fund and to retain compensation therewith, provided that any such compensation is permissible under the Procedures. This authorization is being executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder.

(c)  Unless and until otherwise directed by the Board of Trustees, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

(d)  The Adviser will promptly communicate to the officers and the Board of Trustees such information relating to portfolio transactions as they may reasonably request.

3. Compensation of the Adviser.

(a)  For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund will pay to the Adviser an annual management fee of 0.40%, accrued daily based on the Fund’s average daily net assets and payable monthly (the “Management Fee”), provided that the Management Fee shall in no instance be greater than a Management Fee computed based on the Fund’s month-end net asset value for the relevant month.

(b)  In the event of termination of this Agreement, the Management Fee provided in this Section 3 shall be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement, provided that the Management Fee shall in no instance be greater than a Management Fee computed based on the Fund’s net asset value as of the close of business on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

(c) In addition to the Management Fee, the Fund will bear the following expenses:

i.	all expenses related to its investment program, including, but not limited to, expenses borne indirectly through the Fund’s investments in the underlying private funds, registered funds, business development companies, and real estate investment trusts (the “Portfolio Funds”) (including management fees, performance or incentive fees and redemption or withdrawal fees, however titled or structured), all costs and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, including its investments in Portfolio Funds (whether or not consummated), and enforcing the Fund’s rights in respect of such investments, transfer taxes and premiums, taxes withheld on non-U.S. dividends, fees for data and software providers, research expenses, professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts) and, if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

ii.	any non-investment related interest expense;

iii.	taxes and any interest and penalties thereon, fees or government charges which may be assessed against the Fund and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Fund;

iv.	attorneys’ fees and disbursements associated with preparing and updating the Fund’s registration statement, and with reviewing potential investments to be made in Portfolio Funds;

v.	attorneys’ fees and disbursements associated with preparing and filing exemptive applications with the SEC, including in respect of certain co-investment transactions;

vi.	printing, communications, marketing and publicity;

vii.	developing, licensing, implementing, maintaining or upgrading any web portal, extranet tools, computer software or other administrative or reporting tools (including subscription-based services) for the benefit of the Fund or its shareholders (collectively, the “Shareholders” and each a “Shareholder”);

viii.	liquidation expenses of the Fund;

ix.	complying with any law or regulation related to the activities of the Fund;

x.	any costs or expenses in connection with the Fund’s admission to the Portfolio Funds (including the legal costs of completing subscription booklets and the Fund’s side letters, if any, with the Portfolio Funds);

xi.	fees and expenses incurred in connection with or otherwise relating to the preparation of form documentation in respect of transfers;

xii.	expenses and fees related to audits of the Fund’s books and records;

xiii.	fees and disbursements of any accountants engaged by the Fund and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information;

xiv.	costs of preparing, distributing and filing financial statements, as well as costs of all governmental returns, compliance expenses, including reports and filings of the Fund, including fees and costs of any third-party service providers and professionals engaged to assist in the preparation of such reports or filings or provide any other services related to the foregoing;

xv.	reasonable fees paid and out-of-pocket expenses reimbursed to the Fund’s administrator (the “Administrator”);

xvi.	recordkeeping, including expenses related to tax reporting including under the Foreign Account Tax Compliance Act, custody and transfer agency fees and expenses;

xvii.	the costs of errors and omissions/Trustees’ and officers’ liability insurance and a fidelity bond;

xviii.	the monthly distribution and servicing fee paid to the Fund’s distributor;

xix.	the costs of preparing and mailing reports and other communications, including proxy, tender offer correspondence or similar materials, to Shareholders;

xx.	fees of Trustees who are not “interested persons” and travel expenses of Trustees relating to meetings of the Board of Trustees and committees thereof;

xxi.	all expenses relating to distributions to the shareholders and other expenses associated with the acquisition, holding and disposition of the Fund’s investments, including extraordinary expenses;

xxii.	financing, commitment, origination and similar fees and expenses;

xxiii.	broker, dealer, finder, underwriting (including both commissions and discounts), loan administration and private placement fees, sales commissions, investment banking fees and fees for similar services;

xxiv.	expenses attributable to brokerage, sale, custodial, depository, trustee, record keeping, account and similar services;

xxv.	expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, research, auditing, appraisal, advisory, valuation, legal and recording fees and expenses, administrative (including any fees and expenses of the Administrator or any custodian or other agent engaged by the Fund), custodial and registration services provided to the Fund and any expenses attributable to consulting services, including in each case services with respect to the proposed purchase or sale of securities by the Fund that are not reimbursed by the issuer of such securities or others (whether or not any such purchase or sale is consummated);

xxvi.	filing, title, transfer, registration and other similar fees and expenses;

xxvii.	all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Adviser and any custodian or other agent engaged by the Fund;

xxviii.	costs associated with the Fund’s registration statement;

xxix.	any governmental inquiry, investigation or proceeding involving the Fund, including the amount of any judgments, settlements, or fines paid in connection therewith;

xxx.	fees and expenses of other custodians; and

xxxi.	any extraordinary expenses, including indemnification expenses as provided for in the Fund’s organizational documents.

4.  Other Services. The Adviser will provide to the Fund, or will arrange at its expense to be provided to the Fund, such management and administrative services as may be agreed upon from time to time by the Adviser and the Fund. These services initially will include, among other things providing to the Fund office facilities, equipment, personnel and other services.

5.  Reports. The Fund and the Adviser agree to furnish to each other current prospectuses (if any), private placement memoranda, proxy statements, reports to the Shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6.  Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

7.  Liability of Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act, the Adviser shall not be subject to any liability whatsoever to the Fund, or to any Shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

8.   Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 8(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, shareholder, member (including each officer, director and employee of such member), principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. The losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) or Section 8(b) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (“Independent Trustees”) (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 8(a) or Section 8(b) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office or (ii) the Trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its Shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

(d) Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 8. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Fund (or on any Shareholder acting derivatively or otherwise on behalf of the Fund or its Shareholders).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

9. Permissible Interests. Subject to and in accordance with the Amended and Restated Declaration of Trust of the Fund, dated as of June 9, 2025 (as it may be amended from time to time, the “Declaration of Trust”), Trustees, officers, agents and Shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers, agents, shareholders or otherwise; directors, officers, agents, partners, and shareholders of the Adviser are or may be interested in the Fund as Trustees, officers, Shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a Shareholder or otherwise; and the effect of any such interrelationships shall be governed by the Declaration of Trust and the provisions of the 1940 Act.

10. Effectiveness, Duration and Termination of Agreement.

(a) This Agreement shall become effective as of the first date above written.

(b) This Agreement shall continue in effect until June 9, 2027, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) and (B) the vote of a majority of the Independent Trustees in accordance with the requirements of the 1940 Act; and

(c) The Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund, or by the vote of the Board of Trustees or by the Adviser.

(d) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

(e) The provisions of Sections 3, 8, and 14 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 3 and 4 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and each indemnitee as and to the extent applicable.

11. Definitions. As used in this Agreement, the terms “assignment,” “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

12. Amendment of Agreement. This Agreement may be amended by the mutual consent of the parties hereto; provided that the approval of the Independent Trustees and the majority of the outstanding voting securities of the Fund must be obtained in conformity with the requirements of the 1940 Act, in each case, to the extent required by law.

13. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

15. Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

17. Fund Obligations. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, Shareholders, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

MORGAN STANLEY PRIVATE MARKETS AND ALTERNATIVES FUND:		ICAPITAL FUND ADVISORS LLC:

By:	/s/ Nicholas Veronis	By:	/s/ Brian Hourihan
Name:	Nicholas Veronis	Name:	Brian Hourihan
Title:	President	Title:	Authorized Signatory